Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made effective this 30th day of August, 2007, by and between PPT Vision, Inc., a Minnesota corporation (the “Company”) and P.R. Peterson, a resident of the state of Minnesota, who is investing through the P.R. Peterson Keogh Plan (collectively “Subscriber”).

The Company and Subscriber hereby agree as follows:

1.                                Purchase and Delivery.  Subject to the terms and conditions of this Agreement, the Company sells to Subscriber and Subscriber purchases from the Company as of the Closing Date:

a.             2,500,000 shares of common stock, $.10 par value of the Company (“Stock”) at a purchase price of $0.20 per share for an aggregate purchase price of $1,000,000; and

b.             Seven-year Warrants to purchase 1,000,000 shares of Stock at a price of $0.25 per share.

2.             Closing.

a.             Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Company on August 30, 2007 or such other different time or day as may be mutually acceptable to Subscriber and the Company (the “Closing Date”).

b.             Delivery by Company.  At the Closing, the Company will deliver to Subscriber:

i.              A letter indicating it will issue the share certificate as soon as possible after approval by the shareholders of the Company of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000, and

ii.             Warrants to purchase 1,000,000 shares of Stock at a price of $0.25 per share.

c.             Delivery by Subscriber.  At the Closing, the Subscriber will deliver the aggregate purchase price for the Stock stated in Section 1 by personal check.

3.             Certain Representations of Subscriber.  In order to induce the Company to sell the Stock and Warrants to Subscriber, Subscriber hereby represents and warrants to the Company follows:

a.             Securities Representations.

i.              Information About the Company.  Subscriber has been furnished with the Company’s Annual Report on Form 10-KSB for the year ended October 31, 2006 as filed with the Securities and Exchange Commission (the “Commission”) together with all subsequently Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and other publicly available filings made with the Commission (the “Reports”).  In addition, the Subscriber has received from the Company such other information concerning its operations, financial condition and other matters as the Subscriber has requested (the “Other Written Information”), and considered all factors the Subscriber deems material in deciding on the advisability of investing in the stock.  Further, Mr. Peterson Subscriber is a director of the Company and has access to information about the Company.

ii.             High Degree of Risk.  Subscriber acknowledges that an investment in the Stock involves a high degree of risk, including, but not limited to, the risk that Subscriber may receive no return on his investment in the Stock and the risk that Subscriber may lose his entire investment in the Company.  Subscriber is able to bear the economic risk of investment in the Stock, including the total loss of the investment.  Subscriber acknowledges the risks inherent in an investment in the Stock, including those set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended October 31, 2006, as well as those other risks described in or referred to in the Reports and the Other Written Information.

iii.            Restrictions on Transfer.  Subscriber acknowledges that there are substantial restrictions on the transfer of the Stock and Warrants under the Securities Act of 1933, (the “Act”) and applicable state securities laws (the “State Laws”) and accordingly, Subscriber may not liquidate an investment in the Stock for an indefinite period.  Subscriber acknowledges that neither the Stock being issued nor Stock underlying the Warrants has been registered for sale under the Act or State Laws.  Subscriber acknowledges and agrees that the Stock may be resold only pursuant to registration under the Act and the State Laws, or an opinion of counsel acceptable to the Company that registration is not required.

iv.            Suitability.  Subscriber believes that an investment in the Stock is suitable for Subscriber based upon Subscriber’s investment objectives and financial needs, and Subscriber has adequate means for providing for his current financial needs and particular contingencies and has no need for liquidity of investment with respect to the Stock.  Subscriber has sufficient knowledge and experience in financial and business matters to enable Subscriber to evaluate the merits and risks of an investment in the Stock and to make an informed investment decision with respect to the purchase of the Stock.

v.             No General Solicitation.  The offer to sell the Stock and Warrants was directly communicated to Subscriber.  Subscriber has not received any general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) in connection with his purchase of the Stock.

vi.            Residence; Accredited Investor Status.  Subscriber is a resident of the state of Minnesota.  Subscriber is an “accredited investor” as that term is defined by Rule 501 under the Act by virtue of being a natural person whose individual net worth (assets less liabilities), or joint net worth with his spouse, exceeds $1,000,000 or a natural person whose individual income was in excess of $200,000, or whose joint income with his spouse was in excess of $300,000, in each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.  Mr. Peterson is also a director of the Company.

b.             No Market Manipulation.  Subscriber has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Stock to facilitate the sale or resale of the Stock or affect the price at which the Stock may be issued.

c.             Brokers or Finders.  The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Subscriber, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

d.             Tax Liability.  Subscriber has reviewed with Subscriber’s own tax advisors the tax consequences of an investment in the Stock and the transactions contemplated by this Agreement, and has and will rely solely on such advisors and not on any statements or representations of the Company or any of its agents.  Subscriber understands that Subscriber (and not the Company) is responsible for Subscriber’s own tax liability that may arise as a result of his investment in the Stock or the transactions contemplated by this Agreement.

e.             Counsel.  Subscriber acknowledges that Lindquist & Vennum P.L.L.P. is legal counsel to the Company, whose interests are in conflict with those of Subscriber, and that Lindquist & Vennum P.L.L.P., as counsel for the Company, does not represent Subscriber or Subscriber’s interests in connection with the purchase of the Stock and warrants, and that Subscriber has had timely opportunity, if desired, to have Subscriber’s own legal counsel advise Subscriber regarding the purchase of the Stock and Warrants.

f.              Due Authorization.  This Agreement has been duly authorized by all necessary action on the part of Subscriber, has been duly executed by Subscriber, and is a legal, valid, and binding obligation of Subscriber enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any agreement or instrument to which Subscriber is a party or any legal requirement or order applicable to Subscriber.

g.             Required Shareholder Approval.  Subscriber acknowledges that issuance of the Stock and the Stock underlying the Warrants is dependent upon shareholder approval of an amendment to the Company’s Articles of Incorporation increasing the Company’s authorized shares of common stock from 10,000,000 to 20,000,000.

4.             Restrictive Legend.  Subscriber acknowledges and agrees that the Company will place a restrictive legend on any certificate representing of the Stock and warrants (and any Stock issuable upon exercise of the warrants) containing substantially the following language:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and have not been registered under any state securities laws.  These securities may not be sold, offered for sale, or transferred in the absence of either an effective registration under the Act and under applicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under the Act and under applicable state securities laws.

Subscriber agrees that, to enforce the above legend, the Company may place a stop transfer order with its registrar and transfer agent covering all certificates representing any of the Stock.

5.             Certain Representations of the Company.  In order to induce Subscriber to purchase the Stock from the Company, the Company hereby represents and warrants to Subscriber as of the date hereof and as of the Closing Date follows:

a.             Capitalization.  The authorized capital stock of the Company consists of 10,000,000 shares of Stock and 10,000,000 shares of Preferred Stock.  Immediately prior to the sale of Stock by this Agreement, there are outstanding 7,402,916 shares of common stock and no shares of Preferred Stock.  There are no outstanding agreements or preemptive or similar rights affecting the Stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of Stock or equity of the Company or other equity interest in the Company except as described in the Reports or otherwise known to Subscriber.

b.             Organization and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Company.

c.             Due Authorization.  The Company has all requisite power and authority under applicable law to execute and deliver this Agreement and to perform the transactions contemplated hereby.  Other than the approval of the Company’s Board of Directors, which approval has been obtained, and approval by the shareholders of an increase in the Company authorized common stock, no other approval of any kind is necessary under applicable law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors’ rights.

d.             No Violation.  Except for the required approval by the Company shareholders of an increase in the Company’s authorized common stock, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the articles of incorporation or by-laws of the Company, or violate any legal requirement or order applicable to the Company.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any third-party action with respect to the Company under, or conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under, any agreement, instrument, contract or obligation of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the creation or imposition of any material lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any person any interest or right in or with respect to any of the properties, assets, business or contracts of the Company or to any of the Stock.

e.             Status of the Stock.  The Stock upon issuance and the stock issuable upon exercise of the Warrants will (i) be free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Act and State laws; (ii) duly and validly issued and be fully paid and non-assessable; (iii) not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company; and (iv) be not subject the Subscriber to personal liability by reason of being a shareholder of the Company.

f.              No General Solicitation.  Neither the Company nor to its knowledge, any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Stock.

6.             Covenants of the Company.  The Company agrees to reissue certificates representing the Stock without the legend set forth in Section 4 at such time as (a) the holder thereof is permitted to and disposes of the Stock pursuant to Rule 144(d) or Rule 144(k) under the Act in the opinion of counsel reasonably satisfactory to the Company, or (b) upon resale subject to an effective registration statement after the Stock are registered under the Act.  The Company agrees to cooperate with the Subscriber in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales, so long as the Company and its counsel receive all reasonably requested written representations from the Subscriber and selling broker, if any.

7.             Miscellaneous.

a.             Survival of Representations and Warranties; Indemnification.  The parties agree that the agreements, representations and warranties of each party will survive and remain in full force and effect after the execution of this Agreement through the Closing Date and after the Closing Date and payment for and delivery of the Stock. Each party agrees to indemnify and hold harmless the other party from and against any and all loss, damage or liability due to, or arising out of, a breach of any agreement, representation or warranty of this Agreement by such party.

b.             No Assignment; Binding Effect.  Neither this Agreement, nor any interest herein, is assignable by either party without prior written consent of the other.  The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

c.             Choice of Law.  This Agreement will be construed and interpreted in accordance with Minnesota law, without regard to its choice of law or conflicts of law provisions.

d.             Notices.  All notices, requests, consents and other communications required or permitted hereunder must be in writing and be delivered, personally, by facsimile, by overnight courier or mailed first-class postage prepaid, registered or certified mail,

if to Subscriber:	P.R. Peterson Keogh Plan 6111 Blue Circle Minnetonka, MN 55343-9108

if to the Company:	PPT Vision, Inc. 12988 Valley View Road Eden Prairie, MN 55344

and such notices and other communications will for all purposes of this Agreement be treated as being effective or having been given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

e.             Counterparts.  This Agreement may be executed concurrently in two or more counterparts, each of which is an original, but all of which together will constitute one and the same instrument.

The parties have executed this Agreement as of the date first written.

PPT VISION, INC.

By:	/s/ Joseph C. Christenson
Joseph C. Christenson Chief Executive Officer

P.R. PETERSON KEOGH PLAN

By:	/s/ P. R. Peterson
P.R. Peterson, Trustee